Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Amendment No. 3 to Form S-1 (File No. 333-296254) of our report dated April 15, 2026, except for Notes 2, 10, and 13 as to which the date is July 21, 2026, relating to the consolidated financial statements of Varsal Tech, Inc. and Subsidiaries, as of and for the years ended September 30, 2025 and 2024. Our report included an emphasis of matter paragraph relating to the reorganization of entities under common control. We also consent to the reference to our firm under the heading “Experts” appearing therein.

Grassi & Co., CPAs, P.C.

Jericho, New York

August 17, 2026